CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (the “Agreement”), dated as of September 1, 2006, is made and entered into by and between HBS BIOENERGY, a California corporation (the “Company”), and EXL III GROUP CORPORATION, a California corporation (“Consultant”).

RECITALS

A.

The Company is engaged in the business of developing and constructing ethanol manufacturing facilities (the “Business”).

B.

The Company wishes to engage Consultant to provide certain services and Consultant wishes to provide such services, upon the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I – SERVICES

1.1

Services to be Provided.   Consultant agrees to supervise, manage and coordinate the development, construction and operation of up to three (3) ethanol facilities (each a “Facility” and collectively the “Facilities”) at locations to be selected by the mutual agreement of Consultant and the Company (the “Services”).  The Services shall include, but shall not be limited to, the negotiation of options to purchase the real property upon which the Facilities will be located (each a “Property” and collectively the “Properties”), the conduct of due diligence on the Properties, the acquisition of all permits, consents and approvals for the construction and operation of the Facilities (including but not limited to environmental and land use permits), the negotiation and consummation of all contracts and agreements for the construction, financing and operation of the Facilities, the acquisition of raw materials, and the sale and shipping of ethanol and byproducts of the ethanol manufacturing process.

1.2

Devotion of Time.  Consultant acknowledges and agrees that the Services to be provided hereunder are and will be of such a nature that regular hours may be impossible.  Consultant agrees to devote such time as it and the Company mutually agree are required to fully perform the Services, and Consultant agrees that the consideration set forth in this Agreement for the Services will be in full and complete satisfaction for such Services.  Consultant hereby releases the Company from any claims for overtime pay or additional compensation whatsoever.

1.3

Title.  Consultant’s President, Claude Luster, III, shall have the title of President of the Company during the term of this Agreement, and shall report to the Chief Executive Officer of the Company.

ARTICLE II – TERM AND TERMINATION

2.1

Term of Agreement.  This Agreement shall commence as of the date set forth above and shall continue for a period of two (2) years thereafter, unless sooner terminated pursuant to the terms of Section 2.2 hereof.  The parties may extend the term of this Agreement for an additional two (2) years by mutual written agreement.

2.2

Termination Prior to Completion of Term.   Notwithstanding Section 2.1 of this Agreement, the parties may terminate this Agreement prior to the expiration of its term as follows:

(a)

Either party may terminate the Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of ten (10) days after written notice of such breach to the other party; and

(b)

Either party may terminate this Agreement upon written notice to the other party if the party to whom such notice is directed is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency.

Upon the termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination shall not relieve Consultant or the Company of their obligations under Section 4.2 ("Taxes and Benefits"), Section 4.3 ("Inventions"), Section 4.4 ("Confidentiality") and Article VI ("Miscellaneous"), nor shall any such termination relieve Consultant or the Company from any liability arising from any breach of this Agreement by such party.

2.3

Buyout of HBS Bio Interest Upon Termination.  In the event that HBS Bio terminates this Agreement pursuant to Section 2.2(a) hereof, Consultant shall have the right, but not the obligation, to purchase the right, title and interest of HBS Bio and HBS Bio’s parent, Human BioSystems’ (“HBS”) in and to the ethanol projects set forth in that certain Asset Purchase Agreement of even date herewith and under this Agreement by reimbursing HBS and HBS Bio in full for all expenditures made by HBS and HBS Bio under the Asset Purchase Agreement and this Agreement, plus interest at the rate of ten percent (10%) per annum from the date of the expenditure.

ARTICLE III – CONSIDERATION

3.1

Consideration for Services.  For providing the Services, Consultant shall be entitled to receive the following consideration:

(a)

Consulting Fee.  Consultant shall receive an annual consulting fee (the “Consulting Fee”) equal to One Hundred Ninety-Nine Thousand Dollars ($199,000).  The Consulting Fee shall be increased to an annual rate of Two Hundred Twenty-Four Thousand Dollars ($224,000) upon the funding of the first Facility, and to an annual rate of Three Hundred Twenty-Four Thousand Dollars ($324,000) upon the funding of the second Facility.  In the event that a third Facility is funded pursuant to the terms of and within the budget provided by that certain Asset Purchase Agreement, dated September 1, 2006, by and among Consultant, the Company, EXL, and HBS (the “Asset Purchase Agreement”), the Consulting Fee shall be increased to an annual rate of Four Hundred Twenty-Four Thousand Dollars ($424,000).  The Consulting Fee shall be paid semi-monthly, on the first and fifteenth days of each month.

(b)

Shares of Common Stock.  Consultant shall be entitled to receive up to an aggregate of Three Million Four Hundred Fifty Thousand (3,450,000) shares of HBS common stock, no par value per share (the “Shares”).

(c)

Deposit of Shares into Escrow.  On the effective date of this Agreement, the Company shall deliver to Silicon Valley Law Group (the “Escrow Agent”) a certificate or certificates evidencing the Shares.  The Escrow Agent shall hold the Shares pursuant to the terms and conditions of the Escrow Agreement.  Such terms and conditions shall include but shall not be limited to the following:

(i)  An aggregate of 1,000,000 Shares will be released to Consultant upon the execution by the Company and Consultant of a raw product delivery agreement, risk management agreement, fuel ethanol marketing agreement, and distilled grain marketing agreement with mutually satisfactory third parties; the submission of preliminary environmental and land use permits for the first Facility; and the assignment and conveyance to the Company of that certain option to purchase the second Facility;

(ii)  An aggregate of 1,000,000 Shares will be released upon the acquisition of air permits and a conditional land use permit, and the execution of an engineering procurement and construction agreement for the first Facility; the execution of a raw product delivery agreement, risk management agreement, fuel ethanol marketing agreement, and distilled grain marketing agreement with mutually satisfactory third parties; and the submission of preliminary environmental and land use permits for the second Facility;

(iii)  The remaining 1,450,000 shares will be released upon the Company’s and  EXL’s obtaining a funding commitment for the first Facility; and

(iv)  In the event that the Company and EXL do not obtain funding for the first Facility within four (12) months from the date on which the funding commitment referred to in (iii) above is received, then any Shares still remaining in escrow shall be disbursed to the Company and Consultant shall return to the Company all other Shares that may have previously been released to it from the above-referenced escrow.

3.2

Status of Shares; Restrictions on Transferability.  With respect to the registration status and transferability of the Shares, Consultant understands, acknowledges and agrees that:

(a)

The Shares to be issued in connection with this Agreement have not been registered under the Securities Act of 1933, as amended (the “Act”) or under applicable state securities laws on the grounds that they are being issued in a transaction (i) involving a knowledgeable investor fully familiar with the operations of HBS and (ii) not involving a public offering and that consequently such transaction is exempt from registration under the Act and applicable state securities laws.  The Company and HBS will rely on Consultant’s representations herein as a basis for the exemption from such registration requirements.

(b)

The Shares may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement or appropriate exemption from registration under applicable state law and as a result, Consultant may be required to hold the Shares for an indefinite period of time.

(c)

Certificates representing the Shares will bear a legend substantially in the following form:

The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or the securities law of any state.  Such securities have been acquired for investment and without a view to their distribution and may not be sold or disposed of in the absence of any effective registration statement for such securities under the Securities Act of 1933, as amended, and under applicable state securities laws, unless an exemption from registration is available under applicable state securities laws.

3.3

Further Restrictions Upon Transfer.  In addition to the restrictions on transferability set forth above, Consultant further agrees not to sell, encumber, transfer or otherwise dispose of any of the Shares unless and until the funding of the first Facility.

3.4

Registration Rights.  The Company will register the Shares prior to the receipt by HBS Bio of a binding commitment to fund the first Facility.  With the exception of fees and disbursements of special counsel and accountants for Consultant, underwriting and broker discounts and commissions and transfer taxes for Consultant, all fees, costs and expenses for such registration shall be borne by the Company.

ARTICLE IV –  RELATIONSHIP OF PARTIES

4.1

Relationship of Parties.  Consultant shall perform the Services under the general direction of the Company and agrees to devote its best efforts to the Services and to the reasonable satisfaction of the Company.  Notwithstanding, Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that Consultant shall at all times comply with applicable law.  Consultant is an independent contractor and Consultant is not an agent or employee of the Company, and has no authority whatsoever to bind the Company by contract or otherwise.

.

4.2

Taxes and Benefits.   Consultant acknowledges and agrees that it shall be the obligation of Consultant to report as income all compensation received by Consultant pursuant to this Agreement and Consultant agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company to pay any taxes or insurance, including without limitation, withholding taxes, social security, unemployment, or disability insurance, including interest and penalties thereon, in connection with any payments made to Consultant by the Company pursuant to this Agreement.

4.3

Inventions.  All inventions, discoveries, concepts and ideas whether patentable or not, including but not limited to hardware, software, processes, methods, techniques as well as improvements thereto conceived (collectively referred to as "Developments"), made, conceived or developed by Consultant and its agents, alone or with others, which (i) result from or relate to the Services; (ii) which Consultant or its agents may receive from the Company while performing the Services; or (iii) result from use of the Company's equipment, facilities or materials, shall be property of the Company.  Consultant hereby assigns to the Company its entire right, title and interest in and to all such Developments and any intellectual property rights arising therefrom. Consultant shall further cooperate with the Company in connection with any applications, filings or documents prepared and or filed related to the Developments.  However, the Company shall have no rights to any products or information owned or developed by Consultant or its suppliers prior to the execution of this Agreement or modifications to such products or information in connection with the Services.

4.4

Confidentiality.  Consultant and its agents agree to hold the Company's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties.  Consultant and its agents further agree to deliver promptly all Confidential Information in Consultant's or its agents’ possession to the Company at any time upon the Company's request.  For purposes hereof, "Confidential Information" shall include all confidential and proprietary information disclosed by the Company including but not limited to technical and business information relating to the Company's current and proposed products, research and development, production, manufacturing and engineering processes, costs, profit or margin information, finances, customers, suppliers, marketing and production, personnel and future business plans.  "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant and its agents in the course of the Company's business.  The above obligations shall not apply to Confidential Information which is already known to the Consultant or its agents at the time it is disclosed, or which before being divulged either (a) has become publicly known through no wrongful act of the Consultant or its agents; (b) has been rightfully received from a third party without restriction on disclosure and without breach of this Agreement or other agreements entered into by the Company; (c) has been independently developed by the Consultant or its agents; (d) has been approved for release by written authorization of the Company; or (e) has been disclosed pursuant to a requirement of a governmental agency or of law.

4.5

Independent Activities.  Except as expressly provided herein, Consultant shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavors of any sort whatsoever, whether or not competitive with the Services, without consulting the Company or allowing the Company to participate therein.  Notwithstanding the foregoing, however, Consultant shall give first priority to performance of the Services contemplated hereunder over any such other business endeavors.

4.6

Development of Ethanol Plants.  The Company and Consultant shall work together to develop ethanol plants upon the properties subject to the Lumberton Option and the Second Option pursuant to the timeline and budget attached hereto as Exhibit A.  The parties will negotiate and enter into a definitive Development Agreement that sets forth the terms and conditions of such development, which Development Agreement shall include: (i) the development fee reimbursement for the first ethanol project shall be split 50%-50% by the Company and Consultant after the Company receives reimbursement of its actual out of pocket expenses out of the project funding; (ii) the development fee reimbursement for the second ethanol project shall be split 60% to the Company and 40% to Consultant after the Company receives reimbursement of its actual out of pocket expenses out of the project funding; and (iii) the Company shall provide the initial aggregate funding, estimated at $1.5 million to $2.0 million, for the two ethanol projects.  Consultant shall give the Company two (2) weeks’ prior notice of any required portion of such funding.

ARTICLE V – REPRESENTATIONS AND WARRANTIES

OF CONSULTANT

5.1

Representations and Warranties of Consultant.  By executing and delivering this Agreement, Consultant acknowledges, represents and warrants to the Company and HBS as follows:

(a)

Consultant has obtained and reviewed (i) HBS’ latest Annual and Quarterly Reports on Forms 10-KSB and 10-QSB, respectively, and (ii) any other documents specifically requested by it (all such documents are collectively referred to in this Agreement as the “Disclosure Documents”).

(b)

Consultant has, either along or with the assistance of a professional advisor, sufficient knowledge and experience in financial and business matters that Consultant believes itself capable of evaluating the risks and merits of the prospective investment in the Shares and the suitability of an investment in HBS in light of its financial condition and investment needs, and legal, tax and accounting matters.

(c)

Consultant has been given access to full and complete information regarding HBS and has utilized such access to his satisfaction for the purpose of obtaining information in addition to, or verifying information included in, the Disclosure Documents.  Consultant has been given reasonable opportunity to meet with and/or contact HBS representatives for the purpose of asking questions of, and receiving answers from, such representatives concerning the accuracy of information provided in the Disclosure Documents.

(d)

Consultant is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act.

(e)

Consultant has relied on the advice of its legal counsel and accountants or other financial advisors with respect to tax and other considerations relating to the purchase of the Shares hereunder.  Consultant is not relying on HBS or the Company with respect to the economic considerations involved to make an investment decision in the Shares.

(f)

Consultant represents and warrants that it intends to acquire the Shares for its own account, for investment purposes and not with a view to resale of the Shares in connection with any distribution thereof.  Consultant intends to receive and hold the Shares for its own account, and has no contract, undertaking, agreement or arrangement with any person or entity to sell or otherwise transfer the Shares to any such person or entity or to have any such person or entity sell the Shares on its behalf.  In addition to the restrictions on transferability set forth above, Consultant further agrees not to sell, encumber, transfer or otherwise dispose of any of the Shares unless and until the funding of the first Facility.

ARTICLE VI – MISCELLANEOUS

6.1

Expenses.  Except as and to the extent otherwise provided in this Agreement, the parties shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

6.3

Waivers.  The failure of either party to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for all or any other time.

6.4

Binding Effect; Benefits.  This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns.  Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

6.5

Assignment.  The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be, provided that, as the Company has contracted for Consultant's services, Consultant may not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the Company.

6.6

Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing and shall be by personal delivery, facsimile transmission or certified or registered mail.  Such notice shall be deemed given upon personal delivery to the appropriate address or upon receipt of electronic transmission or, if sent by certified or registered mail, three days after the date of the mailing.

6.7

Entire Agreement.  This Agreement, the Escrow Agreement and the Asset Purchase Agreement constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof.

6.8

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6.9

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the choice of law principles thereof.

6.10

Severability.  If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

6.11

Amendments.  This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

6.12

Section References.  All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

6.13

Attorney’s Fees.  In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such action

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date written below.

COMPANY:

CONSULTANT:

HBS BIOENERGY,

EXL III GROUP CORPORATION,

A California corporation

A California corporation

By: /s/ Harry Masuda

By:

/s/ Claude Luster, III

Its: Chief Executive Officer

Its:

President/CEO

Date: September 25, 2006

Date: September 25, 2006

Address: 1127 Harker Ave

              Palo Alto, CA 94301

Address: 221 W. Riverridge Ave.

              Fresno, CA 93711